Exhibit 10.41

Carter, Terry & Company.

3060 Peachtree Rd, Suite 1200,

Atlanta GA 30305

Phone: 404-364-3070-Member FINRA SIPC

December 18, 2014

Richard J. Sullivan

Chairman and Chief Executive Officer

Global Digital Solutions, Inc.

777 South Flagler Drive

Suite 800 West

West Palm Beach, FL 33401

Re: Private Placement Offering for Global Digital Solutions Inc. (GDSI.OTCQB)

Dear Mr. Sullivan:

It is our understanding that Global Digital Solutions, Inc., a New Jersey corporation (hereinafter, the “Company”), desires to raise capital, as well as to fund the Company’s continuing general operations. Based on our discussions, our preliminary review of the financial information submitted to Carter, Terry & Company, (hereinafter, the “AGENT”) and the representations the Company and its officers have made to us with regard to the present and proposed business activities of the Company, its operations and financial condition, we would like to confirm our interest in acting as the Company’s non-exclusive Financial Advisor, Investment Bank and Placement Agent, on a "best efforts" basis.. In such role we would assist the Company in one or more capital raises which might result in a private placement, merger, acquisition, sale of assets, sale of common stock, sale of ownership interest or any other financial transaction hereinafter referred to as a "Transaction" upon the basic terms and conditions set forth herein (the "Agreement"), as well as a full array of additional investment banking services.

Section I: Services to be rendered

“AGENT” services will include (but not be limited to) the following:

(i)	Arranging for one or more institutional investments of capital, as defined in Section I (iii) below, (an “Investment,” which could include any variation thereof, including common stock, preferred stock, mezzanine debt, senior secured debt, any other financial instrument or a combination of several financial instruments), on a best efforts basis (in a form and on terms satisfactory to the Company) to raise capital for use by the Company;

(ii)	Any Investment will be placed with only “Accredited Investors” as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, and in compliance with valid exemptions from registration or qualification under federal securities laws, state securities (“blue sky”) laws or foreign securities laws of each jurisdiction in which any offers of an Investment may be made;

(iii)	Utilizing appropriate investment information materials or modifying existing Company business plans and documents (collectively, the “Information Memorandum”) to be provided to potential sources of financing. “AGENT” will provide advice with respect to negotiating with all potential financing, merger or acquisition candidates introduced (as defined in Section II below) to the Company by “AGENT” (as defined below; any such identified and introduced candidates, along with their affiliates, associates, subsidiaries, divisions and related entities being hereinafter referred to as “Investor Candidates”) who might be interested or involved in making an Investment in the Company, including reviewing the preliminary and final documentation relating to any such financing. As used herein, “Investor Candidates” shall mean and include individual, strategic and institutional investors of all types, introduced (as defined in Section II below) to the Company by “AGENT” including individuals, trusts, estates, partnerships and associations, banks, thrifts, insurance companies and other financial institutions, investment companies and other pooled investment vehicles, all tax-exempt organizations such as those subject to ERISA and other public and private pension funds, endowments and foundations as well as corporations in similar lines of business to the Company’s, which might be candidates for acquisition by or merger with , together with their affiliates, divisions, subsidiaries and investment management consultants. All Investor Candidates, if not merger or acquisition candidates, shall be “accredited investors,” as that term is generally understood in the private equity business;

In performing services hereunder, “AGENT” shall be regarded as an independent contractor and marketing representative. “AGENT” shall not have any right or authority to create any obligations of any kind on behalf of the Company, shall make no representation to any third party to the contrary, and shall not make any representations about the Company, its operations or finances other than what the Company provides for inclusion in the Information Memorandum. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Company and “AGENT” or between Company and any Investor Candidate.

Section II: Fees, Expenses and Term

“AGENT” will be non-exclusive financial advisor for the next twelve consecutive (12) months commencing on the date of this Agreement, with an option to extend this Agreement an additional 6 months, provided however, that either party may withdraw from this Agreement at any time upon written notice to the other party. Otherwise, this engagement and the terms hereunder will continue, subject to the same right of either party to terminate on written notice to the other party, until a Transaction is successfully completed or until the Agreement is terminated. Within three business days after the effective date of any termination by the Company (the "Termination Date"), “AGENT” shall deliver to Company a list of all introduced Investor Candidates, merger or acquisition candidates and Strategic Investors (the "Covered Parties") with which “AGENT” can confirm that (a) the Company, at “AGENT’s” instigation or by “AGENTs” introduction, has had discussions concerning a Transaction during the term of this Agreement and prior to receipt of the notice of termination or (b) such Covered Parties have, prior to such notice of termination, expressed an interest in considering or pursuing a Transaction with Company. On and after the Termination Date, “AGENT” shall also either destroy or return to Company any and all Information, Information Memoranda and any other confidential information of the Company (including extracts thereof), which are in “AGENT’s” possession or control. The provisions concerning confidentiality, indemnification, compensation and the Company's obligations to pay fees and reimburse expenses contained herein and the Company's obligations contained in the Indemnification Provisions (as hereinafter defined) will survive any such termination. “AGENT” agrees not to use any confidential information about the Company for any purposes other than in connection with a Transaction and directly related matters.

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The Company will attach any investor candidate that is considered already engaged with them on APPENDIX A, following the signature page. The company agrees any investor candidate introduced by “AGENT” not on the list is considered the “AGENT’s” introduction.

“AGENT” agrees to introduce the Company to certain potential Investor Candidates. Upon written request from the Company, “AGENT” may designate independent counsel to prepare the appropriate documents (including subscription and escrow agreement) with regard to the terms of any financial transactions and the closing thereof. The Company is responsible for any and all reasonable expenses associated with the Offering and the closing documents, escrow and escrow agent. The AGENT shall obtain the prior written approval from the Company for all expenses.

If, within the two year period commencing on the date hereof, the Investor Candidate, singly or with others, purchases debt or equity securities of, or loans money to the Company, the Company will pay “AGENT” the fees specified below within three business days after the closing and funding of any such transaction, as follows:

(i)	Cash Compensation Fees:

A success fee for debt and/or equity capital raised by “AGENT” on behalf of Company shall be subject to the following fee structure:

a.	10% of the amount for any equity or hybrid equity capital raised up to $1,000,000; or
b.	8% of the amount for any equity or hybrid equity capital raised up to $5,000,000; or
c.	6% of the amount for any equity or hybrid equity capital raised over $5,000,000.

(ii)	A success fee which shall be the identical terms as in Section II (i) above of the Aggregate Consideration (except as further defined in (iii)) received by Company from any Transaction closed, including multiple successive Transactions, with an Investor Candidate or a Strategic Candidate (or upon closing a Transaction with a Covered Party, including multiple successive Transactions, within twelve months after the Termination Date), which amount will be paid when the Company receives the proceeds from the Transaction.

(iii)	Restricted Stock:

In connection with the compensation set forth above, the Company agrees to pay “AGENT” an amount of restricted shares equal to 4% of the capital raised divided by the closing price of the stock on the date of close of the capital raise transaction facilitated by the AGENT. These shares shall have piggy back registration rights. In the event the shares are not registered within 6 months of the issuance of the shares, the Company agrees to approve and pay for an opinion of sale under Rule 144.

For purposes of this Agreement, "introduced" means that “AGENT” shall have brought the prospective Investor Candidate, Strategic Investor or Transaction (“Investor Candidate”) to the attention of the Company and “AGENT” shall have been a procuring cause in its consummation of the matter. “Procuring cause” shall mean that “AGENT” shall have identified the Investor Candidate, the merger or acquisition candidate or the Strategic Investor to Company and conducted initial qualifying discussions regarding an Investment in or other Transaction with Company, or caused the parties to have attended meetings for the purpose of considering a Transaction.

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For purposes of this Agreement, “Aggregate Consideration” shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation (as, if and when received), any contingent, earned or other assets or consideration, paid or payable, directly or indirectly, in connection with the Transaction, net of any indebtedness owed upon the same, it being the intention of this provision that the Aggregate Consideration shall mean the net equity value of any cash, tangible assets or measurable intangible assets acquired by, invested in, loaned to or transferred to the Company. If any non-cash consideration is a class of newly-issued, publicly-traded securities, then the fair market value thereof shall be the average of the closing prices for the twenty trading days subsequent to the fifth trading day after the consummation of the Transaction. If no public market exists for any securities issued in the Transaction or a class of securities is not intended to be publicly traded or convertible into publicly-traded securities, then the fair market value thereof shall be determined by the valuation placed upon these securities by the parties to the Transaction.

Section III: Indemnification

The Company agrees to indemnify and hold “AGENT”, which terms for the purposes of this Agreement include the partners, controlling persons, officers, employees and agents of “AGENT”, harmless from and against any and all losses, claims, damages, costs, liabilities or expenses (including reasonable attorney’s fees and expenses), joint or several, to which “AGENT” may become subject in connection with its performance of the services described herein resulting from Company’s material breach of this Agreement, gross negligence, willful misconduct or misfeasance, provided, however, that Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense is found in a final judgment by a court of law to have directly resulted from the gross negligence or willful misconduct of “AGENT” .

Likewise “AGENT” agrees to indemnify and hold Company, which terms for the purposes of this paragraph include the subsidiaries, partners, controlling persons, officers, stockholders and employees of Company, harmless from and against any and all losses, claims, damages, costs, liabilities or expenses (including reasonable attorney’s fees and expenses), joint or several, to which Company may become subject resulting from “AGENT’s” material breach of this Agreement, gross negligence, willful misconduct or misfeasance, provided however, that “AGENT” shall not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense is found in a final judgment by a court of law to have directly resulted from the gross negligence or willful misconduct of Company.

Section IV: Other

Each party to this Agreement agrees to keep in strict confidence the proprietary and non-public information of the other party during the term of this Agreement and thereafter, provided however that the foregoing shall not prohibit disclosures (i) pursuant to the exercise of the parties' responsibilities under this Agreement; (ii) required by law or legal process (provided notice is given prior to such disclosure); or (iii) of matters which become public other than by the actions of the disclosing party hereunder.

If “AGENT” completes the Private Placement or any other Transaction pursuant to the Agreement, “AGENT” may, at its own expense, place an announcement, subject to Company’s prior consent and approval, in any newspapers and periodicals it may select stating that “AGENT” has acted as financial advisor, investment banker or placement agent for Company in the Transaction.

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Carter, Terry & Company is a registered broker dealer, whose address is herein below for this contemplated transaction.

Carter, Terry & Company.

3060 Peachtree Rd

Suite 1200

Atlanta, GA 30305

Attention: Mr. Timothy J. Terry

Telephone: (404) 364-2057

This agreement shall be construed in accordance with the laws of the State of Georgia and the parties agree to submit themselves to the jurisdiction of the courts located in that state, which shall be the sole tribunals in which either party may institute and maintain a legal proceeding against the other party arising from any dispute hereunder. The parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by registered or certified mail in the manner prescribed below. Without in any way limiting the indemnification provisions set forth above, the prevailing party shall have the right to recover any costs, including reasonable attorneys’ fees, in the event of any action brought to enforce any of the terms or provisions of this Agreement.

If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties and other provisions of this Agreement shall, nevertheless, remain in full force and effect. No waiver by either party of a breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by all parties hereto. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

All notices or other communications under this Agreement must be in writing and sent by prepaid, first class airmail, delivered by hand or transmitted by email to the email addresses of the recipients set out below or such other address or email address as may be furnished in writing by the recipient to the other party. The addresses, and email addresses of the parties for purposes of this Agreement are:

Global Digital Solutions, Inc.	Carter, Terry & Company
777 South Flagler Drive	3060 Peachtree Rd
Suite 800 West	Suite 1200
West Palm Beach, FL 33401	Atlanta, GA 30305
richardjsullivan@msn.com, and	acabibi@carterterryco.com
dloppert@gdsi.co

************

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We are very enthusiastic about working with your team toward the successful completion of this assignment.

If the foregoing is acceptable to you, please indicate your approval by signing in the space provided and returning an executed copy of this Agreement to us.

Understood and agreed, this 19th day of December, 2014.

Global Digital Solutions, Inc.		Carter, Terry & Company.

By:	/s/ Richard J. Sullivan	By:	/s/ Timothy J. Terry
	Richard J. Sullivan		Timothy J. Terry
	Chief Executive Officer		Chief Executive Officer

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APPENDIX A

Excluded from this agreement are any arrangements by the Company, its subsidiaries or affiliates with any lender who provides inventory or purchase order financing, factoring services or accounts receivable financing including but not limited to Crossroads Financial, First Growth Capital, LSQ Funding, Bibby Financial, Celtic Capital, Cash Flow Direct and affiliates and partners, Empire Global Financial Services, LLC, their partners and Affiliates.

IBC Funds, LLC

Magna Equities LLC and affiliates